                                                                  EXHIBIT (a)(1)

================================================================================

                          ____________________________

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

                          ____________________________

                This Supplement Constitutes Part of the Section 10(a) Prospectus Relating to the Agile Software Corporation 1995 Stock Option Plan and the
    Section 10(a) Prospectus Relating to the Agile Software Corporation 2000
                         Nonstatutory Stock Option Plan

                                October 18, 2001

================================================================================

                           AGILE SOFTWARE CORPORATION
             OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN
         EXERCISE PRICE PER SHARE OF $15.00 OR MORE FOR NEW OPTIONS (THE
                              "OFFER TO EXCHANGE").

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., PACIFIC TIME, ON NOVEMBER 19, 2001 UNLESS THE OFFER IS EXTENDED.

      Agile Software Corporation ("Agile" or the "Company") is offering certain option holders who are current employees of Agile or our subsidiaries the opportunity to exchange certain outstanding stock options originally granted under our Agile Software Corporation 1995 Stock Option Plan (the "1995 Plan"), our Agile Software Corporation 2000 Nonstatutory Stock Option Plan (the "2000 Plan"), or the Digital Market, Inc. 1995 Stock Option Plan (the "DMI Plan"), that have an exercise price of $15.00 per share or more ("Eligible Options"), for new options to purchase shares of our common stock ("New Options") that we will grant under our 1995 Plan (with respect to returned options held by option holders who are executive officers of Agile) or under our 2000 Plan (with respect to returned options held by option holders who are not executive officers of Agile). If you choose to return for exchange any Eligible Options, you must also return for exchange all of the options granted to you since May 19, 2001, regardless of exercise price ("Required Options"). For each Eligible Option or Required Option you return and we accept for exchange, you will receive a New Option exercisable for 75% of the number of shares that were subject to the option that was returned for exchange (rounded down to the nearest whole share). For purposes of the Offer, "option" means a particular option grant to purchase a certain number of shares of our common stock.

      We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Bryan
D. Stolle dated October 18, 2001, the Election Form and the Change of Election Form (which together, as they may be amended from time to time, constitute the "offer" or "program"). You are not required to accept the offer. If you choose to accept the offer, then you may return for exchange any or all of your Eligible Options. If you decide to return for exchange one or more of your Eligible Options, then you must return for exchange the entire outstanding unexercised portion of each option you want to have exchanged, together with all Required Options. The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 ("Conditions of the Offer") of this Offer to Exchange.

      We will not accept partial tenders of options. If you tender any Eligible Option, you must tender the entire unexercised portion of that option. EACH NEW OPTION WILL BE EXERCISABLE FOR 75% OF THE NUMBER OF UNEXERCISED SHARES FOR WHICH THE CORRESPONDING EXCHANGED OPTION WAS EXERCISABLE AT THE TIME IT WAS ACCEPTED FOR EXCHANGE AND CANCELLED (ROUNDED DOWN TO THE NEAREST WHOLE SHARE).

      We will grant you a New Option under the 2000 Plan (regardless of whether your original option was granted under the 1995 Plan, the 2000 Plan or the DMI
Plan), except for New Options granted to our executive officers, which will be granted under the 1995 Plan. The New Options will be granted on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date the returned options are accepted for exchange and cancelled. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 5:00 p.m. Pacific Time on the date the offer ends. The offer is currently scheduled to expire on November 19, 2001 (the "Expiration Date"), and we expect to cancel options on November 19, 2001, or as soon as possible thereafter (the "Cancellation Date").

     You may participate in the offer if you are an eligible employee of Agile or one of our subsidiaries. Members of our Board of Directors, including our Chief Executive Officer Bryan D. Stolle, are not eligible to participate. In order to receive a New Option pursuant to this offer, you must continue to be an employee of Agile or one of our subsidiaries on the date on which the New Options are granted, which will be at least six months and one day after the Expiration Date, and is expected to be on or about May 20, 2002. If you cease to be employed by Agile or any of our subsidiaries for any reason whatsoever after we accept your returned options for exchange and cancellation and prior to the grant date of the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options.

                                      (i)

         Each New Option granted will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that on the date the New Option is granted and on any date thereafter, you will be vested in the New Option to the same extent you would have been vested on that date had you retained your option that was submitted for exchange (except that the number of shares vested and the total number of shares exercisable under the New Option will be 75% of those under the corresponding option that was returned for exchange, rounded down to the nearest whole share). Additionally, although certain earlier option agreements provided for full acceleration of unvested shares if you were terminated without cause or resigned for good reason within 18 months after a corporate transaction, the New Option agreements provide for only 18 months worth of accelerated vesting under the same circumstances.

         Any Eligible Option that you do not return for exchange or that is not accepted by us for exchange will remain outstanding and you will continue to hold such option in accordance with its terms.

         Unless otherwise stated, all monetary denominations referred to in this offer are United States dollars.

         As of October 8, 2001, options to purchase 4,724,881 shares of our common stock were outstanding under our 1995 Plan, options to purchase 11,255,553 shares of our common stock were outstanding under our 2000 Plan, and options to purchase 27,100 shares of our common stock were outstanding and assumed by us under the DMI Plan.

         Shares of Agile common stock are traded on the Nasdaq National Market under the symbol "AGIL." On October 17, 2001, the closing price of our common stock reported on the Nasdaq National Market was $10.40 per share. The New Options will not be granted until a date that is on or promptly after (but not more than 20 days after) the first trading day that is six months and one day after returned options are accepted for exchange and cancelled. The exercise price per share of the New Options will be equal to the last reported sale price of our common stock reported by the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date of grant of the New Option. The exercise price of your New Option may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price of your Eligible Options or Required Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange, the New Options may be less valuable than the options you are returning for exchange. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer. You should also note that the number of shares subject to the New Options will be less than the number of shares subject to the returned options.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

         This offer to exchange has not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission, nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

         You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Bryan D. Stolle dated October 18, 2001, the Election Form and the Change of Election Form to Stock Administration at Agile Software Corporation, One Almaden Boulevard, 12th Floor, San Jose, CA 95113 (telephone: 408-975-3900).

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Stock Administration at fax number (408) 975-7836 before 5:00 p.m., Pacific Time, on November 19, 2001, unless the offer is extended.

         We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related memorandum from Bryan D. Stolle dated October 18, 2001, Election Form and Change of Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
SUMMARY TERM SHEET ................................................................................................   1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER .......................................................................  11

INTRODUCTION ......................................................................................................  13

THE OFFER .........................................................................................................  15

 1.   Eligibility .................................................................................................  15
 2.   Number of Options; Expiration Date ..........................................................................  15
 3.   Purpose of the Offer ........................................................................................  16
 4.   Procedures for Tendering Options ............................................................................  18
 5.   Withdrawal Rights and Change of Election ....................................................................  19
 6.   Acceptance of Options for Exchange and Issuance of New Options ..............................................  20
 7.   Conditions of the Offer .....................................................................................  22
 8.   Price Range of Our Common Stock Underlying the Options ......................................................  24
 9.   Source and Amount of Consideration; Terms of New Options ....................................................  25
 10.  Information Concerning Agile Software Corporation ...........................................................  31
 11.  Interests of Directors and Officers; Transactions and Arrangements Concerning the Options ...................  32
 12.  Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer .........................  33
 13.  Legal Matters; Regulatory Approvals .........................................................................  33
 14.  Material U.S. Federal Income Tax Consequences ...............................................................  34
 15.  Material Tax Consequences for Employees Who are Tax Residents in Canada .....................................  35
 16.  Material Tax Consequences for Employees Who are Tax Residents in France .....................................  36
 17.  Material Tax Consequences for Employees Who are Tax Residents in Germany ....................................  38
 18.  Material Tax Consequences for Employees Who are Tax Residents in Japan ......................................  39
 19.  Material Tax Consequences for Employees who are Tax Residents in Taiwan .....................................  40
 20.  Material Tax Consequences for Employees who are Tax Residents in the United Kingdom .........................  41
 21.  Extension of Offer; Termination; Amendment ..................................................................  42
 22.  Fees and Expenses ...........................................................................................  43
 23.  Additional Information ......................................................................................  44
 24.  Miscellaneous ...............................................................................................  45

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Bryan D. Stolle dated October 18, 2001, the Election Form and the Change of Election Form. The information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Bryan
D. Stolle dated October 18, 2001, the Election Form and the Change of Election Form. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics covered in this summary.

                       General Questions About the Program

1.       What securities is Agile offering to exchange?

         We are offering to exchange your Eligible Options, and any options that are required to be exchanged if you accept this offer, if any, for New Options. Eligible Options are all stock options held by current employees with an exercise price per share of $15.00 or more that are outstanding under the 1995 Plan, the 2000 Plan or the DMI Plan (which were assumed by us in our acquisition of Digital Market, Inc.) If you elect to exchange any of your Eligible Options, you must also exchange all options granted to you since May 19, 2001, regardless of the exercise price. By returning for exchange any of your Eligible Options, you will automatically be deemed to have returned all of the options granted to you since May 19, 2001, as well, for exchange and cancellation. We cannot accept partial tenders of options. If you tender any Eligible Option, you must tender the entire unexercised portion of that option. Options to purchase shares of common stock of Agile that have an exercise price less than $15.00 per share are not eligible to participate in the offer, unless required to be tendered as detailed above and in Section 2 ("Number of Options; Expiration Date") of this Offer to Exchange. (Page 15)

2.       Who is eligible to participate?

         Option holders are eligible to participate if they are employees of Agile or one of Agile's subsidiaries as of the date the offer commences and as of the date on which the tendered options are cancelled, but only if they reside or work in the United States, Canada, France, Germany, Japan, Taiwan or the United Kingdom. However, members of the Board of Directors, including our Chief Executive Officer Bryan D. Stolle, are not eligible to participate. In order to receive a New Option, you must remain an employee as of the date the New Options are granted, which will be at least six months and one day after the Expiration Date. If Agile does not extend the offer, the New Options will be granted on or about May 20, 2002. (Page 15)

3.       Are employees outside the United States eligible to participate?

         Yes. Certain employees outside the United States located in Canada, France, Germany, Japan, Taiwan, and the United Kingdom are eligible to participate. Employees located in other jurisdictions are not eligible to participate. Special considerations may apply to employees in jurisdictions outside of the United States, due to certain taxation and securities rules applicable in these countries. In some countries, the application of local rules may have important consequences to those employees. We have distributed with this Offer to Exchange short summaries of certain of these consequences and additional terms and conditions with respect to some of the countries where our non-U.S. employees are located. If you are an employee outside the United States, please be sure to read Sections 15 through 20 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside of the United States, and consult with your individual tax, legal and investment advisors before deciding whether to accept the offer. (Page 37)

4.       Why is Agile making the offer?

         We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company and to achieve high levels of performance. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for New Options to purchase 75% of the number of shares covered by the cancelled option (rounded down to the nearest whole share). By making this offer to exchange outstanding options for New Options that will have an exercise price at least equal to the market value of the underlying shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 16)

5.       May I tender shares I bought under the Employee Stock Purchase Plan?

         No. The offer only pertains to options granted under the 1995 Plan, the 2000 Plan and those assumed by us under the DMI Plan. The shares bought under the Employee Stock Purchase Plan are not outstanding options and cannot be tendered. The offer has no effect on the prices at which a participant in the Employee Stock Purchase Plan can buy stock.

6.       How does the exchange work?

         The Offer to Exchange will require an eligible option holder to make a voluntary election that will become irrevocable by November 19, 2001 to cancel outstanding stock options in exchange for a grant of new option shares equal to 75% of the number of shares subject to the cancelled options, to be granted no earlier than six months and one day after the returned option is cancelled. The exercise price will equal the closing market price of our common stock on the Nasdaq National Market on the date of grant. The New Option will be a nonstatutory option, and will maintain the vesting schedule of the returned option. The New Option shall be granted under the 2000 Plan, if you are not an executive officer of Agile, and under the 1995 Plan if you are an executive officer of Agile. If you choose to participate, you must also exchange all stock options granted on or after May 19, 2001.

7.       What do I need to do to participate in the offer?

         To participate, you must complete the Election Form, sign it and ensure that our Stock Administration receives it no later than 5:00 p.m. Pacific Time on November 19, 2001. You can return your form either by facsimile to fax # 408-975-7836, or by mail to Agile Stock Administration, One Almaden Boulevard, 12th Floor, San Jose, CA 95113 (telephone: 408-975-3900). (Page 18)

8. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

         The offer expires on November 19, 2001, at 5:00 p.m., Pacific Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver the documents before the expiration of the offer. (Page 44)

         We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all such properly elected options promptly after expiration of the offer. (Page 18)

9.       What will happen if I do not submit my Election Form by the deadline?

         If you do not submit your election form by the deadline in the manner described in the answer to the next question, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. (Page 18)

10.      How do I exchange my options?

         If you decide to tender your options, you must deliver, before 5:00 p.m., Pacific Time, on November 19, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # 408-975-7836) or by hand delivery to Agile Stock Administration, 12th floor, One Almaden Boulevard, San Jose, California 95113. This is a one-time offer, and we must strictly enforce the tender offer period. We cannot accept delivery of the Election Form (or Change of Election Form) after the Expiration Date. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 18)

11.      Is this a repricing?

         This is not a stock option repricing in the traditional sense. In a repricing, the exercise price of an employee's current options would be adjusted immediately to be equal to the closing price of our common stock on the date of repricing. This would result in a variable stock accounting treatment of the option. (Page 34)

12.      If I participate, what will happen to my current options?

         Options designated to be exchanged under this program will be cancelled after 5:00 p.m. Pacific Time on November 19, 2001, and you will no longer have those options available for exercise. (Page 20)

13.      What are the conditions to the offer?

     The offer is subject to the conditions described in Section 7 ("Conditions of the Offer") of this Offer to Exchange (Page 22). However, the offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary.

14. Are there any eligibility requirements that I must satisfy after the Expiration Date of the offer to receive the New Options?

         To receive a grant of New Options through the offer, you must be employed by Agile or one of its subsidiaries as of the date the offer expires and as of the date that the New Options are granted.

         As discussed below, subject to the terms of this offer, we will not grant the New Options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange (but not more than 20 days after). As the Cancellation Date is expected to be November 19, 2001, we do not expect to grant New Options before May 20, 2002. If, for any reason, you do not remain an employee of Agile or one of its subsidiaries through the date we grant the New Options, you will not receive any New Options or other payment or consideration in exchange for your tendered options that have been accepted for exchange and cancelled. This rule applies regardless of the reason your employment terminated, whether as a result of voluntary resignation, involuntary termination, death or disability. (Page 15)

         You are reminded that unless expressly provided in your employment agreement or by the applicable laws of a non-U.S. jurisdiction, your employment with Agile or one of our subsidiaries, as the case may be, remains "at will" and can be terminated by you or Agile, or one of our subsidiaries, at any time with or without cause. If your employment terminates before the grant date of the New Options, you will not receive any New Options, nor any payment or other consideration for your returned options. (Page 21)

15. What if I am an employee of Agile when the offer expires, but not an employee when the New Options are granted?

         If you are not an employee of Agile on the date that the New Options are granted (expected to be on or about May 20, 2002), you will not receive any New Options or other consideration in exchange for your tendered options that have been accepted for exchange, even if your tendered options were partially or fully vested at the time of tender. As a result, if your employment ends after the offer expires but before the New Options are granted, you will not be able to exercise the tendered options, which will have been cancelled, nor will you be granted New Options, nor will you receive a payment or other consideration for the tendered and cancelled options. If you do not accept the offer, when your employment with us ends, you generally will be able to exercise your vested options, if any, during the limited period specified in your option documents (usually three months), to the extent those options are vested on the day your employment ends. However, if you accept the offer, your returned options will be cancelled, and you will not be eligible to receive New Options, if you are not employed by us on the grant date of the New Options. (Page 15).

         The offer does not change the nature of your "at-will" employment with Agile, and does not create any obligation on the part of Agile or any of its subsidiaries to continue your employment for any period. Agile employees are employed "at will." Your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

16. Why doesn't Agile grant the New Options immediately after the expiration date of the offer?

         If we were to grant the New Options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting treatment. We would be required for financial reporting purposes to treat the New Options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the Company's share price as a compensation expense for the New Options issued under this offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to treat the New Options as variable awards.

17. If I tender options in the offer, will I be eligible to receive other option grants before I receive my New Options?

         No. If we accept options you tender in the offer, you will not receive any other option grants before you receive your New Options. We will defer until the grant date for your New Options the grant of other options, such as annual, bonus or promotion-related options, for which you may otherwise become eligible before the New Option grant date. If we were to grant you any options sooner than six months and one day after canceling your returned options, we would be required for financial reporting purposes to record a compensation expense against our earnings. Therefore, any promotion or other merit grant that may be approved for you would be delayed until the grant date for your New Options and would have an exercise price equal to the market price of our common stock on the date of grant. (Page 20)

         If you do not tender for exchange any of your Eligible Options in the offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to others if the Compensation Committee or Board of Directors or their designee decides to make such grants (such options would have an exercise price equal to the last reported closing price on the date they are granted). As a result, participation in the option exchange offer may affect the date, price and vesting of any promotion, merit or other discretionary grants that may be approved for you in the future. (Page 20)

                 Specific Questions About the Cancelled Options

18.      Which options can be cancelled?

         An option holder can elect to cancel one or more options granted under the 1995 Plan, the 2000 Plan or the DMI Plan, with an exercise price of $15.00 or greater. We will not accept partial tenders of options. If you choose to participate, you must also exchange all stock options granted on or after May 19, 2001. (Page 15)

19.      May I exchange either vested or unvested options?

         Yes. You may return for exchange any or all of your Eligible Options, whether or not they are vested. But if you choose to accept the offer with respect to any of your Eligible Options, you must return the entire Eligible Option, vested or unvested. Moreover, if you choose to accept the offer with respect to any of your Eligible Options, you must also exchange all of the options that have been granted to you since May 19, 2001, regardless of the exercise price of such options, whether or not they have vested.

20. With respect to each of my Eligible Options, do I have to return for exchange the entire option, or may I decide to return for exchange only a portion of the option?

         You may choose to return for exchange one Eligible Option in its entirety and not return for exchange another, subject to the qualifications of the preceding question ("May I exchange either vested or unvested options?"). You may not return for exchange less than all of a particular outstanding option. For example, if you have received two Eligible Options, you may choose to return for exchange neither option, both options or one option. However, if you wish to exchange an Eligible Option, you may not return for exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

21. If I choose to tender an option which is eligible for exchange, do I have to tender all the unexercised shares under that option?

         Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your options, but for each option you must tender all of the unexercised shares subject to that option or none of those shares. For example, and except as otherwise described below, if you held
(i) an option to purchase 1,000 shares at $15.00 per share, 700 of which you have already exercised, (ii) an unexercised option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an unexercised option to purchase 2,000 shares at an exercise price of $40.00 per share, you would be permitted to tender:

         .    none of your options,

         . your first option with respect to the 300 remaining unexercised shares,

         .    your second option with respect to all 1,000 unexercised shares,

         .    your third option with respect to all 2,000 unexercised shares, or

         .    any combination of the foregoing alternatives.

         You would not be permitted to tender options with respect to only 150 shares (or any other partial amount) under the first option or less than all of the shares under the second and third options. (Page 21)

         Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you were granted an option in January 2001 and a second option in June 2001 and you want to tender your January 2001 option, you would also be required to tender your June 2001 option. (Page 15)

22.      May I tender options that I have already exercised?

         No. The offer only pertains to outstanding options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the offer. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

                    Specific Questions About the New Options

23. How many New Options will I receive in exchange for my returned options?

         For each Eligible Option or Required Option that you return and that we accept for exchange, you will receive a New Option exercisable for 75% of the number of shares that were subject to the returned option at the time it was cancelled (rounded down to the nearest whole share). Thus, for every four (4) shares of common stock that are purchasable under an exchanged option, you will receive the right to purchase three (3) shares of common stock under the corresponding New Option. For example, if you exchanged an option to purchase 400 shares of common stock, you will receive a New Option to purchase 300 shares of common stock.

         All returned options that we accept for exchange will be cancelled, along with the corresponding stock option agreement and right to purchase common stock, and will cease to exist. The New Options will be granted under our 1995 Plan (with respect to those options returned by option holders who are executive officers of Agile) or under our 2000 Plan (with respect to those options returned by option holders who are not executive officers of Agile), and will be subject to the terms and conditions of the 1995 Plan or 2000 Plan, as applicable, and a new stock option agreement between you and us. (Page 15)

24.      What will be the exercise price of the New Options?

         The exercise price per share of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date we grant the New Options (expected to be after May 20, 2002). Accordingly, we cannot predict the exercise price of the New Options. The last reported sale price per share of our common stock on the Nasdaq National Market on October 17, 2001 was $10.40. Because we will not grant New Options until on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date we accept and cancel the options returned for exchange, the New Options may have a higher exercise price than some or all of your returned options. In addition, after the grant of the New Options, our common stock may trade at a price below the exercise price per share of those options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange, the New Options may be less valuable than the options you are returning for exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. However, you should also consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. (Page 24)

25.      When will I receive my New Options?

         We will not grant the New Options until on or promptly after (but not later than 20 days after) the first trading day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the New Options. If we cancel tendered options on November 19, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the New Options will not be granted until on or promptly after (but not more than 20 days after) May 20, 2002. You must be an employee of Agile or one of its subsidiaries on the date we grant the New Options in order to be eligible to receive them. (Page 15). Note that our stock administration department will require additional time after the New Option grant date in which to prepare and deliver to you for signature your new stock option agreements, and thus we estimate that you will not be able to exercise even vested portions of your New Options for a short period of time following the grant date. (Page 20)

26.      Will I be required to give up all my rights to the cancelled options?

         Yes. Once we have accepted options tendered by you, your exchanged options will be cancelled and you will no longer have any rights under those options. (Page 20)

27.      When will the New Options vest?

         The vesting schedule for each New Option will be measured from the same vesting commencement date and will be based upon the same vesting schedule as the applicable corresponding Eligible Option or Required Option that was returned for exchange (except that the number of shares vesting each month will be adjusted for the fact that the New Options will be exercisable for three (3) shares for every four (4) shares for which the corresponding returned option was exercisable). You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the New Options.

         For example, suppose you exchange an option (i) that is exercisable for a total of 6,000 shares (none of which have been previously exercised), (ii) that vests over 60 months at the rate of 100 shares per month starting from January 5, 2000 and ending on January 5, 2005, and (iii) that you would have been vested with respect to 2,700 shares on the date the New Options are granted (assuming for this example that New Options are granted on May 20, 2002), then you would be granted a New Option that (a) covers 4,500 shares (i.e., 75% of the 6,000 unexercised shares subject to the cancelled option), (b) is vested on the date of grant for 2,025 shares (i.e., 75% of the 2,700 shares that would have been vested and exercisable under the tendered option), (c) that will vest on the 5th of each month at the rate of 75 shares per month (i.e., 75% of 100 shares per month), and (d) that will be vested in full on January 5, 2005 (60 months after the original vesting commencement date). (Page 16)

28. After the grant of the New Options, what will happen if I again end up with underwater options?

         We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is a one-time offer, and we do not expect to make this or a similar offer again in the future. As your stock options are valid for ten years from the date of grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future.

29.      Will the New Options be different from my tendered options?

         The New Options granted in exchange for the tendered options will have substantially the same terms and conditions as the tendered options, except for the reduced number of shares, the new exercise price and a new ten-year term. In addition, all New Options will be nonstatutory options for U.S. tax purposes, regardless of whether the options returned for exchange were incentive stock options. In addition, some tendered options originally granted under the 1995 Plan or the DMI Plan will be exchanged for New Options granted under the 2000 Plan instead. Furthermore, while certain earlier option agreements provided for full acceleration of unvested shares if you were terminated without cause or resigned for good reason within 18 months after a corporate transaction, the New Option agreements provide for only 18 months worth of accelerated vesting under the same circumstances.

30. If my current options are incentive stock options, will my New Options be incentive stock options?

         No. All New Options will be granted as nonstatutory stock options regardless of whether your tendered options were incentive stock options or nonstatutory stock options. For a comparison of the U.S. federal income tax treatment of incentive stock options and nonstatutory stock options, see page 34.

31.      When will New Options expire?

         New Options will expire ten years from the grant date of your New Options, or earlier if your employment with Agile terminates. (Page 26)

32.  What happens if Agile merges into or is acquired by another company?

     It is possible that, prior to the grant of New Options, we might effect or enter into an agreement such as a merger or other similar transaction.

     In the event that there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, before the Expiration Date, you may withdraw your returned options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if Agile is acquired prior to the Expiration Date, we reserve the right to withdraw the Offer, in which case your old options and your rights under them will remain intact, but you will receive no replacement options.

     In the event that there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, after your returned options are accepted for exchange and cancelled but before the New Options are granted, our obligations in connection with the offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering options holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your Eligible Options or other Required Options and not receive any New Options from the acquiring corporation.

     In the event that there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, after your New Options have been granted, your New Options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your New Options, the New Options will automatically become fully vested and exercisable immediately prior to the effective date of such a transaction. Agile will use its best efforts to provide at least 20 days prior written notice of the occurrence of any such transaction in which the successor corporation does not intend to assume or substitute for your New Options. In addition, if the successor corporation assumes or substitutes for outstanding New Options, an option will become exercisable and will be credited with an additional 18 months of vesting if your service is terminated by the successor corporation (other than for cause) or you resign for good reason within 18 months after the such a transaction has occurred.

     We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive New Options under this Offer to Exchange. If we were to terminate your right to receive New Options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer might not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Page 17)

33.  Are there circumstances where I would not be granted New Options?

     Yes. Even if we accept your tendered options, we will not grant New Options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange and continuing thereafter, you will not be granted a New Option. (Page 35)

     If you are no longer an employee of Agile or one of its subsidiaries on the date we grant New Options, you will not receive any New Options. (Page 15)

     Also, as described in answer to the preceding question, you may not be granted New Options if the Board of Directors determines that this is necessary or appropriate to complete a transaction that is in the best interests of Agile and its stockholders.

34. What happens to options that I choose not to tender or that are not accepted for exchange?

     Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

35.  Will I have to pay taxes if I exchange my options in the offer?

     If you exchange your current options for New Options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or upon our acceptance and cancellation of the options. Further, at the grant date of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes.

     All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult their own personal tax advisors as to the tax consequences of their participation in the offer. Tax consequences may vary depending on each individual participant's circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work before deciding whether or not to participate in the offer. (Page 37)

36.  Can I withdraw previously tendered options?

     You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Pacific Time, on November 19, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by November 19, 2001, you may withdraw your tendered options at any time after November 19, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # 408-975-7836) or by hand delivery to Agile's Stock Administrator, a signed Change of Election Form or a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Agile's Stock Administration office is located on the 12th floor at One Almaden Boulevard, San Jose, California 95113. Once you have withdrawn options, you may re-tender options only by again submitting another Election Form prior to the Expiration Date. (Page 19)

37.  Can I change my election regarding particular tendered options?

     Yes. You may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Pacific Time, on November 19, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # 408-975-7836) or by hand delivery to Agile's Stock Administrator a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Agile's Stock Administration office is located on the 12th floor at One Almaden Boulevard, San Jose, California 95113. (Page 19)

38.  What does Agile think of the offer?

     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options taking into account your own personal circumstances and preferences. Our executive officers are eligible to participate in this offer. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

39.  Whom can I talk to if I have questions about the offer?

     For additional information or assistance, you should contact:

     Stock Administrator
     Agile Software Corporation
     One Almaden Boulevard, 12th Floor
     San Jose, CA 95113
     telephone: (408) 975-3900
     fax: (408) 975-7836



     We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any representation or gives you any information different from the representations or information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning for exchange your options pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This section briefly highlights some of the risks and is necessarily incomplete, and should be read together with the "Risk Factors" in Agile's annual report on Form 10-K for the fiscal year ended April 30, 2001 filed with the Securities and Exchange Commission (the "SEC") on July 25, 2001 and in Agile's quarterly report on Form 10-Q filed with the SEC on September 14, 2001. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Bryan D. Stolle dated October 18, 2001, the Election Form and the Change of Election Form before deciding to participate in the exchange offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States, and we urge those employees to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

                                 Economic Risks

If your employment terminates prior to the grant of the New Options, you will receive neither a New Option nor the return of your cancelled option.

     Once your option is cancelled, it cannot be restored, and you will not be granted a New Option if you are not an employee of Agile or one of its subsidiaries on the date the New Options are granted. Accordingly, if your employment terminates for any reason prior to the grant of the New Options, you will have the benefit of neither the cancelled option nor the New Option.

If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the New Options that you have received in exchange for them.

     For example, if you tender for cancellation options with a $35.00 exercise price, and Agile's stock appreciates to $50.00 when the New Options are granted, your New Option will have a higher exercise price than the cancelled option.

Participation in the offer will make you ineligible to receive any option grants until May 20, 2002, at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until May 20, 2002, at the earliest.

If we enter into a merger or other similar transaction, either before or after the expected date of grant of the New Options, you might receive New Options with limited potential for future value or no New Options at all.

     If our shares are acquired in a cash merger, your New Option exercise price may be close to the cash price being paid for our shares, resulting in very limited future price appreciation potential. Furthermore, the Board of Directors has reserved the right to not grant the New Options if that were to become necessary or appropriate to complete a transaction that the Board believes to be in the best interests of the Company and our stockholders.

                      Tax-Related Risks for U.S. Residents

Your New Option will be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

     Even if your cancelled option was an incentive stock option, your New Option will be a nonstatutory stock option. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosures set forth in the prospectuses for the Agile Software Corporation 1995 Stock Option Plan and the Agile Software Corporation 2000 Nonstatutory Stock Option Plan.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax as a result of not electing to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent exercises of your outstanding incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options.

                    Tax-Related Risks for Non-U.S. Residents

     We believe that you will not be subject to additional tax solely by virtue of your participation in the offer and your tender of Eligible Options for replacement with New Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Options for replacement with New Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the New Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your New Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the offer. Please also be sure to read the disclosure applicable to the country in which you live and work, found in Sections 15 through 20 of this Offer to Exchange.

     If you are eligible for this replacement because you are an employee living or working in the United States, Canada, France, Germany, Japan, Taiwan or the United Kingdom, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Additional tax considerations for residents in the United Kingdom.

     If you were granted options before 6 April 1999, you will not be subject to National Insurance Contributions ("NICs") on the option spread at exercise of your old options. However, any New Options that you receive pursuant to the offer will be subject to NICs. In addition, if you tender your Eligible Options for replacement with New Options, you may be required to agree to enter into a joint election (once the form of election is approved by the Inland Revenue) which will provide that you will pay the employer's portion of the NIC liability arising on the exercise of any New Options granted to you. The amount of the employer's liability is currently 11.9% of the option spread at exercise; it is our understanding that you will be entitled to deduct the employer's portion of the NIC payments that you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the New Options.

                             Business-Related Risks

     For a description of risks related to Agile's business, please see Section 24 of this Offer to Exchange.

                                  INTRODUCTION

     Agile Software Corporation ("Agile" or the "Company") is offering certain option holders who are current employees of Agile or our subsidiaries the opportunity to exchange certain outstanding stock options originally granted under our Agile Software Corporation 1995 Stock Option Plan (the "1995 Plan"), our Agile Software Corporation 2000 Nonstatutory Stock Option Plan (the "2000 Plan"), or the Digital Market, Inc. 1995 Stock Option Plan (the "DMI Plan"), with an exercise price of $15.00 or more ("Eligible Options"), for new options to purchase shares of our common stock ("New Options") that we will grant under our 1995 Plan (with respect to returned options held by option holders who are executive officers of Agile) or under our 2000 Plan (with respect to returned options held by option holders who are not executive officers of Agile). If you choose to return for exchange any Eligible Options, you must also return for exchange all of the options granted to you since May 19, 2001 ("Required Options"), regardless of exercise price. For each Eligible Option or Required Option you return and we accept for exchange, you will receive a New Option exercisable for 75% of the number of shares that were subject to the option that was returned for exchange (rounded down to the nearest whole share). For purposes of the offer, "option" means a particular option grant to purchase a certain number of shares of our common stock.

     We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Bryan
D. Stolle dated October 18, 2001, the Election Form and the Change of Election Form (which together, as they may be amended from time to time, constitute the "offer" or "program"). You are not required to accept the offer. If you choose to accept the offer, then you may return for exchange any or all of your Eligible Options. If you decide to return for exchange one or more of your Eligible Options, then you must return for exchange the entire outstanding unexercised portion of each option you want to have exchanged. The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

     We will not accept partial tenders of options. If you tender any Eligible Option, you must tender the entire unexercised portion of that option. EACH NEW OPTION WILL BE EXERCISABLE FOR 75% OF THE NUMBER OF SHARES FOR WHICH THE CORRESPONDING EXCHANGED OPTION WAS EXERCISABLE AT THE TIME IT WAS ACCEPTED FOR EXCHANGE AND CANCELLED (ROUNDED DOWN TO THE NEAREST WHOLE SHARE).

     We will grant you a New Option under the 2000 Plan (regardless of whether your original option was granted under the 1995 Plan, the 2000 Plan or the DMI
Plan), except that New Options granted to our executive officers will be granted under the 1995 Plan. The New Options will be granted on or promptly after (but not later than 20 days after) the first trading day that is at least six months and one day after the date the returned options are accepted for exchange and cancelled. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 5:00 p.m. Pacific Time on the date the offer ends. The offer is currently scheduled to expire on November 19, 2001 (the "Expiration Date"), and we expect to cancel options on November 19, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all options that you received during the six month period prior to the Cancellation Date, even if those options have an exercise price equal to or less than $15.00 per share. Since we currently expect to cancel all tendered options on November 19, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since May 19, 2001.

     You may participate in the offer if you are an eligible employee of Agile or one of our subsidiaries. Members of our Board of Directors, including our Chief Executive Officer Bryan D. Stolle, are not eligible to participate. In order to receive a New Option pursuant to this offer, you must continue to be an employee of Agile or one of our subsidiaries on the date on which the New Options are granted, which will be at least six months and one day after the Expiration Date, and is expected to be on or about May 20, 2002. If you cease to be employed by Agile or any of our subsidiaries for any reason whatsoever after we accept your returned options for exchange and cancellation and prior to the grant date of the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options.

     Each New Option granted will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that on the date the New Option is granted and on any date thereafter, you will be vested in the New Option to the same extent you would have been vested on that date had you retained your option that was submitted for exchange (except that the number of shares vested and the total number of shares exercisable under the New Option will be 75% of those under the corresponding option that was returned for exchange rounded down to the nearest whole share).

     Any Eligible Option that you do not return for exchange or that is not accepted by us for exchange will remain outstanding and you will continue to hold such option in accordance with its terms.

     As of October 8, 2001, options to purchase 4,724,881 shares of our common stock were outstanding under our 1995 Plan, options to purchase 11,255,553 share of our common stock were outstanding under our 2000 Plan, and options to purchase 27,100 shares of our common stock were outstanding and assumed by us under the DMI Plan.

     Shares of Agile common stock are traded on the Nasdaq National Market under the symbol "AGIL." On October 8, 2001, the closing price of our common stock reported on the Nasdaq National Market was $8.20 per share. The New Options will not be granted until a date that is on or promptly after (but not more than 20 days after) the first trading day that is six months and one day after returned options are accepted for exchange and cancelled. The exercise price per share of the New Options will be equal to the last reported sale price of our common stock reported by the Nasdaq National Market (or such other market on which the shares are principally traded or quoted) on the date of grant of the New Option. The exercise price of your New Option may be higher or lower than the current price of our common stock, and may be higher or lower than the exercise price of your Eligible Options. The market price of our common stock has declined substantially over the last year and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange, the New Options may be less valuable than the options you are returning for exchange. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the offer. You should also note that the number of shares subject to the New Option will be less than the number of shares subject to the returned options.

                                    THE OFFER

1.   Eligibility.

     Employees are "eligible employees" if they are employees of Agile or one of our subsidiaries as of the date the offer commences, as of the date on which the tendered options are cancelled, and as of the date that the New Options are granted; provided however, that members of the Board of Directors are not eligible to participate in the offer. Executive officers of the Company are entitled to participate in this offer.

     In order to receive a New Option, you must remain an employee as of the date the New Options are granted, which will be at least six months and one day after the Expiration Date. If Agile does not extend the offer, the New Options will be granted on or after (but not more than 20 days after) May 20, 2002.

2.   Number of Options; Expiration Date.

     Upon the terms and subject to the conditions of the offer, we will exchange for New Options to purchase common stock under the 2000 Plan (if you are not an executive officer of Agile) or under the 1995 Plan (if you are an executive officer of Agile), all Eligible Options, and all Required Options, that are properly tendered and not validly withdrawn in accordance with Section 5 before the Expiration Date. We will not accept partial tenders of options for any portion less than all of the unexercised shares subject to an individual option. Therefore, you may tender options for all or none of the unexercised shares subject to each of your Eligible Options. You must tender all of the Required Options if you tender any Eligible Options.

     Eligible Options are all options held by current employees of Agile or our subsidiaries with an exercise price per share of $15.00 or more that are outstanding under the 1995 Plan, the 2000 Plan or the DMI Plan. In addition, if you tender any option for exchange, you will be required to also tender all options that you received during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on November 19, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 19, 2001. By exchanging any Eligible Option pursuant to the offer, you will automatically be deemed to have returned all of your options granted to you since May 19, 2001 for exchange and cancellation.

     If your Eligible Options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive, in exchange for each tendered option, a New Option for 75% of the number of unexercised shares that were subject to the corresponding returned option (rounded down to the nearest whole share). Thus, for every four
(4) shares of common stock that are purchasable under an Eligible Option or Required Option returned for exchange, you will receive the right to purchase three (3) shares of common stock under the New Option. The New Options will be granted on or promptly after (but not more than 20 days after) the first trading day that is at least six months and one day after the date returned options are accepted for exchange and cancelled. All New Options will be nonstatutory options for U.S. tax purposes, even if the returned options were incentive stock options.

     If, for any reason, you do not remain an employee of Agile or our subsidiaries through the date we grant the New Options, you will not receive any New Options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you retire, quit, with or without a good reason, resign due to disability or die or we terminate your employment, with or without cause, prior to the date we grant the New Options, you will not receive anything for the options that you tendered and we cancelled. Furthermore, your cancelled options will not be reinstated.

     If you return any of your Eligible Options or any Required Options for exchange and we accept such options for exchange, we will grant you New Options under the 2000 Plan (if you are not an executive officer of Agile) or under the 1995 Plan (if you are an executive officer of Agile), pursuant to a new stock option agreement, regardless of whether the options submitted for exchange were originally granted under the 1995 Plan, the 2000 Plan or the DMI Plan. The exercise price of the New Options will be equal to the last reported sale price of our common stock on the Nasdaq National Market (or such other market on which our shares are traded or quoted) on the date of grant, expected to be after May 20, 2002. The returned options which we accept for exchange pursuant to the offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled options.

     The vesting schedule for each New Option will be measured from the same vesting commencement date and will be based upon the same vesting schedule as was applicable to the corresponding Eligible Option or Required Option that was returned for exchange (except that the number of shares vesting each month will be adjusted for the fact that the New Options will cover three (3) shares for every four (4) shares covered by the returned options). There will be a new exercise price, new ten-year maximum term and the status of the option will be a nonstatutory stock option for U.S. tax purposes. Additionally, although certain earlier option agreements provided for full acceleration of unvested shares if you were terminated without cause or resigned for good reason within 18 months after a corporate transaction, the New Option agreements provide for only 18 months worth of accelerated vesting under the same circumstances.

     The Expiration Date is 5:00 p.m., Pacific Time, on November 19, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the offer, as so extended, expires. See Section 23 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . we increase or decrease the amount of consideration offered for the options,

     . we decrease the number of options eligible to be tendered in the offer, or

     . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 21 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time, and a "trading day" means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market (or other market or exchange on which our stock is quoted or traded).

3.   Purpose of the Offer.

     We issued the options currently outstanding to:

     . provide our eligible employees with additional incentive and to promote the success of our business, and

     .    encourage our eligible employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Agile. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe that these underwater options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for New Options that will have an exercise price at least equal to the market value of their underlying shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of our currently outstanding options. Because of the large number of underwater options currently outstanding, a total re-grant of new options would have a severe negative impact on our dilution and outstanding shares. Additionally, we have a limited pool of options that we are allowed to grant per calendar year without stockholder approval, and we must therefore conserve our current available options for new hires and on-going grants.

     Considering the ever-present risks associated with a volatile and unpredictable stock market, and our industry in particular, there is no guarantee that the market price at the time of the new option grant (and thus the exercise price of your own option) will be less than or equal to the exercise price of your existing option, or that your New Option will increase in value over time.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the New Options, our shares could increase (or decrease) in value, and the exercise price of the New Options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in
Section 9, the exercise price of any New Options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk of any such increase in our share price before the grant date of the New Options for these or any other reasons.

     We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive New Options under this offer to Exchange. If we were to terminate your right to receive New Options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. Subject to the foregoing, we presently have no plans or proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company;

     (b)  any purchase, sale or transfer of a material amount of our assets;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present Board of Directors or management, including a change in the number or term of directors, however we may fill our existing Board and officer vacancies, hire for new officer positions, including a Chief Financial Officer, or change any executive officer's material terms of employment;

     (e)  any other material change in our corporate structure or business;

     (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any changes in our certificate of incorporation, bylaws, other governing instruments or any actions that could impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.   Procedures for Tendering Options.

     Proper Tender of Options.

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # 408-975-7836) or hand delivery to the Agile Stock Administrator, One Almaden Boulevard, 12th Floor, San Jose, California 95113, along with any other required documents. The Stock Administrator must receive all of the required documents before the Expiration Date. The Expiration Date is 5:00 p.m. Pacific Time on November 19, 2001.

     If you do not turn in your election form by the deadline, then you will not be able to participate in the option exchange, and all stock options currently held by you will remain unchanged at their original price and terms. If the offer is extended by us, you must deliver these documents before the extended Expiration Date. We will not accept delivery of any Election Form or Change of Election Form after expiration of the offer. If you deliver an Election Form and then decide to return additional Eligible Options, you must properly complete, duly execute and deliver to us a Change of Election Form before the Expiration Date.

     Except in accordance with the next sentence, an Election Form, or Change of Election Form must be executed by the appropriate option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of authority of such person to act in such a representative capacity must be indicated on the Election Form or Change of Election Form.

     If you return for exchange any Eligible Option, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation, although you must still properly complete the Election Form. The delivery of all documents, including election forms, and any notices to change your election and any other required document, is at your own risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options and all questions as to number of shares subject to Eligible Options or Required Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

     Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer, subject to your right to withdraw from the offer period to the Expiration Date. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this offer will be binding upon your heirs, personal representatives, successors and assigns.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.   Withdrawal Rights and Change of Election.

     You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5. If your employment with us terminates prior to the Expiration Date, your returned options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

     You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on November 19, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date. In addition, if we have not accepted your tendered options for exchange by 5:00 p.m., Pacific Time, on November 19, 2001, you may withdraw your tendered options at any time after November 19, 2001.

     To validly withdraw tendered options, you must deliver to us at One Almaden Boulevard, 12th Floor, San Jose, California 95113, Attention: Agile Stock Administrator, via facsimile (fax # 408-975-7836) or hand delivery, a properly completed and executed Change of Election Form or a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the returned options. If you deliver a written notice of withdrawal, rather than a Change of Election Form, the notice of withdrawal must specify the name of the option holder who returned the options to be withdrawn, the grant date, exercise price, and the number of shares subject to the option to be withdrawn. We will not accept delivery of a Change of Election Form or notice of withdrawal by e-mail.

     Although you may withdraw some, but not all, of your Eligible Options, you may not withdraw only a portion of a particular returned option. In addition, you may not withdraw any Required Options unless you withdraw all of your Eligible Options.

     To validly change your election regarding the tender of particular options, you must deliver a properly completed and executed Change of Election Form or new Election Form, properly signed, completed and later dated, to the Agile Stock Administrator, One Almaden Boulevard, 12th Floor, San Jose, California 95113, via facsimile (408) 975-7836 or hand delivery, prior to the Expiration Date. If you deliver a new Election Form or Change of Election Form that is properly signed and dated, it will replace any previously submitted Election Form or Change of Election Form, which will be disregarded.

     Except as described in the next sentence, a Change of Election Form or written notice of withdrawal and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by delivering a properly completed and executed Change of Election Form before the Expiration Date by following the procedures described in Section 4.

     Neither Agile nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, Change of Election Form or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change of Election Form and new or amended Election Forms. Our determination of these matters will be final and binding.

6.   Acceptance of Options for Exchange and Issuance of New Options.

     Upon the terms and conditions of the offer and as promptly as practicable following the Expiration Date, we will accept for exchange and cancellation all options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be November 19, 2001, and you will be granted New Options on or promptly after (but not more than 20 days after) the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. All newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by November 19, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on November 19, 2001 you will be granted New Options on or promptly after (but not more than 20 days after) May 20, 2002. If we accept and cancel options properly tendered for exchange after November 19, 2001, or if we extend the date by which we must accept and cancel options properly elected for exchange, the period in which the New Options will be granted will be similarly delayed. Only options with an exercise price of $15.00 per share or higher are Eligible Options.

     We will send a confirmation of our acceptance of the tender of your Eligible Options and Required Options immediately after the Expiration Date and will notify you if we reject your election to exchange your Eligible Options on or prior to the Expiration Date. Unless you are notified of a rejection, you may assume that, immediately following the Expiration Date, your properly executed and delivered Election Form and your tendered Eligible Options have been accepted.

     If we accept for exchange any of the options you tender in the offer, you will not be granted any other options, such as annual, bonus or promotion-related options, for which you may be eligible, before the grant date of the New Options, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of our Board of Directors or Compensation Committee and subject to compliance with law and market prices for our stock prevailing at the time of the grants. On the other hand, if you do not return for exchange any of your Eligible Options in the offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to others. As a result, participation in the offer may affect the grant date, price and vesting of any promotion, merit or other discretionary grants that may have otherwise been approved for you in the future.

     If you return options for exchange, you will receive, in exchange for each Eligible Option and Required Option that you return and we accept for exchange and cancellation, a New Option exercisable for 75% of the number of shares that were subject to the corresponding returned option (rounded down to the nearest whole share). Thus, for every four (4) shares of common stock that are purchasable under a returned option, you will receive the right to purchase three (3) shares of common stock under the New Option. All New Options will be granted under our 2000 Plan (if you are not an executive officer of Agile) or under our 1995 Plan (if you are an executive officer of Agile), regardless of whether the returned options were originally granted under the 2000 Plan, 1995 Plan or DMI Plan, and will be subject to the terms and conditions of the 2000 Plan or the 1995 Plan, as applicable, and a new stock option agreement between you and us. The New Option will be a nonstatutory stock option for U.S. tax purposes, even if the returned option was an incentive stock option. Additionally, although certain earlier option agreements provided for full acceleration of unvested shares if you were terminated without cause or resigned for good reason within 18 months after a corporate transaction, the New Option agreements provide for only 18 months worth of accelerated vesting under the same circumstances.

     If you do not remain an employee of Agile or one of our subsidiaries from the date you return your options for exchange through the date we grant the New Options, you will not receive any New Options, or any other payment or consideration in exchange for your returned options that have been accepted for exchange and cancelled, regardless of how or why your employment terminated. The offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the New Options, for any reason with or without cause.

     Consequences of Agile Being Acquired.

     It is possible that, prior to the grant of New Options, we might effect or enter into an agreement such as a merger or other similar transaction.

     In the event that there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, before the Expiration Date, you may withdraw your returned options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those options. Further, if Agile is acquired prior to the Expiration Date, we reserve the right to withdraw the offer, in which case your old options and your rights under them will remain intact, but you will receive no replacement options.

     In the event that there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, after your returned options are accepted for exchange and cancelled but before the New Options are granted, our obligations in connection with the offer would not be automatically assumed by the acquiring corporation. Whether or not the obligation to grant the New Options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering options holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your Eligible Options or other Required Options and not receive any New Options from the acquiring corporation.

     In the event that there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, after your New Options have been granted, your New Options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your New Options, the New Options will automatically become fully vested and exercisable immediately prior to the effective date of such a transaction. Agile will use its best efforts to provide at least 20 days prior written notice of the occurrence of any such transaction in which the successor corporation does not intend to assume or substitute your New Options. In addition, if the successor corporation assumes or substitutes for outstanding New Options, that option will become exercisable and will be credited with an additional 18 months of vesting if your service is terminated by the successor corporation (other than for cause) or you resign for good reason within 18 months after such a transaction has occurred.

     We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive New Options under this Offer to Exchange. If we were to terminate your right to receive New Options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer might not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

     Partial Tenders.

     We will not accept partial tenders of your Eligible Options or Required Options. However, you may tender the remaining portion of an option which you have partially exercised. You may choose to exchange one option and not exchange another, but you may not exchange less than all of a particular option. Accordingly, you may tender one or more of your options, but you may only tender all of the unexercised shares subject to any given option or none of those shares. In addition, if you tender any option for exchange, you will be required to also tender all options that were granted to you during the six month period prior to the cancellation of your tendered options. If you return for exchange any Eligible Options pursuant to the offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. This does not change your responsibility to properly complete and return the Election Form. We currently expect to cancel all tendered options on November

19, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since May 19, 2001.

     Acceptance of Options Returned for Exchange.

     For purposes of the offer, we will be deemed to have accepted options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options. We currently intend to provide such notice by e-mail. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By returning options, you agree that the applicable stock option agreements will terminate upon our cancellation of your returned options. After we accept and cancel returned options, we will send each participating option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected grant date of the New Options.

7.   Conditions of the Offer.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after November 19, 2001, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of New Options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects of Agile or our subsidiaries or materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to Agile;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Agile or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (i) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

          (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

          (iii) materially impair the contemplated benefits we hope to receive as a result of the offer as described above in Section 3 ("Purpose of the Offer"); or

          (iv) materially and adversely affect Agile's business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to Agile;

     (c)  there shall have occurred:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Agile or our subsidiaries or on the trading of our common stock;

          (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

          (vii) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 18, 2001, at which time we would promptly notify option holders if we waive this condition or terminate the offer;

     (d) there has occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

     (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for Agile, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (i) any person, entity or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the Securities and Exchange Commission on or before November 19, 2001;

          (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 19, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock;

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

     (f) any change or changes shall have occurred in Agile's business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Agile or may materially impair the contemplated benefits of the offer to Agile.

     The conditions to the offer are for Agile's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   Price Range of Our Common Stock Underlying the Options.

     Our common stock is quoted on the Nasdaq National Market under the symbol "AGIL". The following table shows the high and low sales prices per share of our common stock as reported by the Nasdaq National Market for each of our fiscal quarters since our initial public offering in August 1999. The prices in this table have been retroactively adjusted to reflect the two-for-one stock split of our common stock effected on March 16, 2000.

                                                                        High           Low
                                                                      --------       -------
     Fiscal 2000:
       Quarter Ended October 31, 1999 ...........................     $  49.00       $ 18.53
       Quarter Ended January 31, 2000 ...........................     $ 108.62       $ 52.13
       Quarter Ended April 30, 2000 .............................     $  89.50       $ 20.69
     Fiscal 2001:
       Quarter Ended July 31, 2000 ..............................     $  75.00       $ 35.25
       Quarter Ended October 31, 2000 ...........................     $  92.00       $ 50.50
       Quarter Ended January 31, 2001 ...........................     $  84.13       $ 29.00
       Quarter Ended April 30, 2001 .............................     $  48.05       $ 10.31
     Fiscal 2002
       Quarter Ended July 31, 2001 ..............................     $  24.50       $ 12.04
       Quarter Ended October 31, 2001 (through October 17,
          2001) .................................................     $  12.65       $  8.00

     As of October 17, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $10.40 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including software companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after (but not later than 20 days after) the date your returned options are accepted and cancelled. The exercise price of the New Options will be the last reported sale price of our common stock reported on the Nasdaq National Market (or such other market on which our shares are principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your returned options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your returned options and other factors, including the fact that fewer shares will be purchasable under the New Options than under the options returned for exchange, your New Options may be less valuable than your returned options.

9.   Source and Amount of Consideration; Terms of New Options.

     Consideration.

     The New Options to be issued in exchange for Eligible Options and Required Options properly returned and accepted for exchange and cancelled by us will be issued under our 2000 Plan (with respect to options returned for exchange by all employees who are not executive officers of Agile) or under our 1995 Plan (with respect to all options that are returned for exchange by executive officers of Agile), regardless of the stock option plan under which the returned options were originally granted. For every four (4) shares of common stock purchasable under an exchanged option, you will receive a New Option to purchase three (3) shares of common stock (rounded down to the nearest whole share).

     If we receive and accept for exchange all Eligible Options and Required Options outstanding as of October 18, 2001, we will grant New Options to purchase approximately 5,622,293 shares of our common stock. If all Eligible Options and Required Options are properly returned and accepted for exchange and cancelled, the common stock issuable upon exercise of the New Options granted in exchange will equal approximately 12% of the total shares of our common stock outstanding as of October 8, 2001. The shares of common stock subject to returned options originally granted under the 2000 Plan or the 1995 Plan (but not under the DMI Plan) that are accepted for exchange and cancelled will, after such cancellation, be available for regrant and reissuance under the 2000 Plan and 1995 Plan, as applicable, and will provide some or all of the shares needed for the grants of New Options that will be made under the 2000 Plan and 1995 Plan with the offer.

     Terms of New Options.

     The New Options will be granted under our 2000 Plan (with respect to options returned for exchange by all employees who are not executive officers of Agile), or under our 1995 Plan (with respect to all options that are returned for exchange by executive officers of Agile), regardless of the stock option plan under which the tendered options were originally granted. A new option agreement will be entered into between Agile and each option holder who has tendered options in the offer for every New Option granted. The terms and conditions of the New Options may vary from the terms and conditions of the options tendered for exchange. Although certain earlier option agreements provided for full acceleration of unvested shares if you were terminated without cause or resigned for good reason within 18 months after a corporate transaction, the New Option agreements provide for only 18 months worth of accelerated vesting under the same circumstances. Additionally, all New Options will be nonstatutory stock options for U.S. tax purposes, including those granted in replacement of incentive stock options. When those nonstatutory stock options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. See
Section 14 for a comparison of the U.S. federal income tax treatment of incentive stock options and nonstatutory stock options. Because we will not grant New Options until at least six months and one day after the date we cancel the options accepted for exchange, the New Options may have a higher exercise price than some or all of the options that are tendered, including as a result of a significant corporate event. The following description summarizes the material terms of our 2000 Plan and the options granted under the 2000 Plan, as well as the material terms of our 1995 Plan and the options granted under the 1995 Plan.

     The following description of the 2000 Plan and the 1995 Plan is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the respective plan and the form of stock option agreement. The complete 2000 Plan document, as most recently amended, is filed as Exhibit
(d)(4) to this Schedule TO. The complete 1995 Plan document, as most recently amended, is filed as Exhibit (d)(1) to this Schedule TO. Please contact us at One Almaden Boulevard, 12th Floor, San Jose, California 95113, Attention: Stock Administrator, (408) 975-3900, to receive a copy of the

2000 Plan, the 1995 Plan, the plan prospectus, or the form of stock option agreements. We will promptly furnish you copies of these documents at our expense.

2000 Nonstatutory Stock Option Plan.

     The maximum number of shares available for issuance through the exercise of options granted under our 2000 Plan is 14,500,000, adjusted for a two-for-one stock split which occurred on March 16, 2000. Our 2000 Plan permits us to grant only options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

     Administration.

     The 2000 Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the 2000 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, type of consideration to be paid upon exercise of the option, the number of shares subject to the option and the exercisability and vesting of the options.

     Term.

     Options generally have a term of ten years and it is expected that all New Options will have a new term of ten years measured from the grant date.

     Termination.

     Except as your option agreement otherwise provides, your New Options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you on the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for 12 months following such termination. However, if your employment is terminated for misconduct, the option will not be exercisable after the termination date.

     The termination of your New Option under the circumstances specified in this section will result in the termination of your interests in our 1995 Plan, our 2000 Plan and the DMI Plan. In addition, your New Option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     Exercise Price.

     The Administrator determines the exercise price at the time the option is granted. The exercise price per share for the New Options will be 100% of the fair market value of a share on the date of grant, which shall be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the date of grant.

     Vesting and Exercise.

     Each stock option agreement specifies the term of the option and the date or dates when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us to newly hired employees generally vest over a five year period. Subject to continued employment with Agile, 20% of the shares subject to the option vest 12 months following the date of grant and then 1/60th of the shares subject to the option vest each month thereafter. Retention and promotion grants may have other vesting terms, and often vest over a shorter period of time.

         The New Options granted through the offer will vest upon the same schedule as the applicable corresponding Eligible Option or Required Option that was returned for exchange (except that the number of shares vesting each month will be adjusted for the fact that the New Options will be exercisable for 75% of the shares for which the corresponding returned option was exercisable), as follows:

         . any tendered option that was fully vested on the date that the offer expires will be fully vested;

         . any portion of an option unvested on the date the offer expires that would have been fully vested on the date the New Option is granted (at least six months and one day from the date this offer expires) will be fully vested on the date that the New Option is granted (but for 75% of the shares for which the returned option would have been vested); and

         . any remaining unvested portion of an option will continue to vest during the period of cancellation and shall have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect (except that the number of shares vesting each month will be adjusted for the fact that the New Options will be exercisable for 75% of the corresponding returned option).

         For example:

         . An employee tenders for cancellation of an option that is 20/60th vested at the time of cancellation.

         . The New Option is granted six months and one day after cancellation of the old option.

         . The New Option will be 26/60th (plus one day) vested at the time of grant, but will only be exercisable for 75% of the shares subject to the tendered option.

         Payment of Exercise Price.

         You may exercise your New Options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

         .    cash,

         .    certified check,

         . tender to us of shares of our common stock, which if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price,

         .    promissory note, or

         .    a combination of the foregoing methods.

         In addition, if your option agreement so provides, you may make payment of the exercise price by having the certificates for the shares for which your option is being exercised delivered to a licensed broker acceptable to the Administrator. The notice should provide that, once the stock certificates are delivered to the licensed broker, the broker will deliver to us cash or a check payable and acceptable to us equal to the sum of the exercise price of the shares purchased pursuant to the exercise of your options and any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option.

         Adjustments Upon Certain Events.

         If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

         In the event there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, your New Options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your New Options, they will automatically become fully vested and exercisable immediately prior to the effective date of such transaction. Agile will use its best efforts to provide at least 20 days prior written notice of the occurrence of any such transaction in which the successor corporation intends not to assume or substitute your New Options. In addition, if the successor corporation assumes or substitutes outstanding New Options, the New Option will become exercisable and will be credited with an additional 18 months of vesting if your service is terminated by the successor corporation (other than for cause) or you resign for good reason within 18 months following such a transaction.

         Additionally, the Administrator has the discretion to provide for the automatic acceleration (in whole or in part) of one or more outstanding options at any time.

         Transferability of Options.

         Options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, your New Options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

         Registration of Option Shares.

         All shares of common stock issuable upon exercise of New Options under our 2000 Plan have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the Securities and Exchange Commission (the "SEC").

1995 Stock Option Plan.

         The maximum number of shares available for issuance through the exercise of options granted under our 1995 Plan is 12,750,000. Our 1995 Plan permits us to grant only employees incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options and direct stock issuances to employees, non-employees directors and consultants.

         Administration.

         The 1995 Plan is administered by the Board of Directors or a duly appointed committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the 1995 Plan, the Administrator has the power to determine the terms and conditions of the options granted, including whether an option is to be an incentive stock option or a nonstatutory stock option, the exercise price, type of consideration to be paid upon exercise of the option, the number of shares subject to the option and the exercisability and vesting of the options.

         Term.

         Options generally have a term of ten years and it is expected that all New Options will have a new term of ten years measured from the grant date.

         Termination.

         Except as your option agreement otherwise provides, your New Options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you on the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for 12 months following such termination. However, if your employment is terminated for misconduct, the option will not be exercisable after the termination date.

         The termination of your New Option under the circumstances specified in this section will result in the termination of your interests in our 1995 Plan, our 2000 Plan and the DMI Plan. In addition, your New Option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         Exercise Price.

         The Administrator determines the exercise price at the time the option is granted, however, the exercise price of each incentive stock option may not be less than the fair market value of a share on the date of grant. The exercise price per share for the New Options will be 100% of the fair market value of a share on the date of grant, which shall be equal to the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the date of grant.

         Vesting and Exercise.

         Each stock option agreement specifies the term of the option and the date or dates when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us to newly hired employees generally vest over a five year period. Subject to continued employment with Agile, 20% of the shares subject to the option vest 12 months following the date of grant and then 1/60th of the shares subject to the option vest each month thereafter. Retention and promotion grants may have other vesting terms, and often vest over a shorter period of time.

         The New Options granted through the offer will vest upon the same schedule as the applicable corresponding Eligible Option or Returned Option that was returned for exchange (except that the number of shares vesting each month will be adjusted for the fact that the New Options will be exercisable for 75% of the shares for which the corresponding returned option was exercisable), as follows:

         . any tendered option that was fully vested on the date that the offer expires will be fully vested,

         . any portion of an option unvested on the date the offer expires that would have been fully vested on the date the New Option is granted (at least six months and one day from the date this offer expires) will be fully vested on the date that the New Option is granted (but for 75% of the shares for which the returned option would have been vested), and

         . any remaining unvested portion of an option will continue to vest during the period of cancellation and shall have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect (except that the number of shares vesting each month will be adjusted for the fact that the New Options will be exercisable for 75% of the corresponding returned option).

         For example:

         . An employee tenders for cancellation of an option that is 20/60th vested at the time of cancellation.

         . The New Option is granted 6 months and one day after cancellation of the old option.

         . The New Option will be 26/60th (plus one day) vested at the time of grant, but will only be exercisable for 75% of the shares subject to the tendered option.

         Payment of Exercise Price.

         You may exercise your New Options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

         .    cash,

         .    certified check,

         . tender to us of shares of our common stock, which if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price,

         .    promissory note, or

         .    a combination of the foregoing methods.

         In addition, if your option agreement so provides, you may make payment of the exercise price by having the certificates for the shares for which your option is being exercised delivered to a licensed broker acceptable to the Administrator. The notice should provide that, once the stock certificates are delivered to the licensed broker, the broker will deliver to us cash or a check payable and acceptable to us equal to the sum of the exercise price of the shares purchased pursuant to the exercise of your options and any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option.

         Adjustments Upon Certain Events.

         If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

         In the event there is a sale of all or substantially all of our assets or stock, or we merge with another corporation, your New Options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your New Options, they will automatically become fully vested and exercisable immediately prior to the effective date of such transaction. Agile will use its best efforts to provide at least 20 days prior written notice of the occurrence of any such transaction in which the successor corporation intends not to assume or substitute your New Options. In addition, if the successor corporation assumes or substitutes outstanding New Options, the New Option will become exercisable and will be credited with an additional 18 months of vesting if your service is terminated by the successor corporation (other than for cause) or you resign for good reason within 18 months following such a transaction.

         Additionally, the Administrator has the discretion to provide for the automatic acceleration (in whole or in part) of one or more outstanding options at any time.

         Transferability of Options.

         Options may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, your New Option may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

         Registration of Option Shares.

         All shares of common stock issuable upon exercise of New Options under our 1995 Plan have been registered under the Securities Act of 1933, as amended, on registration statements on Form S-8 filed with the SEC.

         U.S. Federal Income Tax Consequences.

         You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and the options tendered for exchange, as well as the consequences of accepting or rejecting the New Options under this Offer to Exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 20 of this Offer to Exchange for a discussion of income tax consequences for employees in certain non-U.S. countries of the New Options and the options tendered for exchange. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

10.      Information Concerning Agile Software Corporation.

         We are incorporated in Delaware. Our principal executive offices are located at One Almaden Boulevard, San Jose, CA 95113, and our telephone number at that address is (408) 975-3900.

         Agile is a leading supplier of business-to-business software solutions that are designed to enable supply chain partners to communicate and collaborate over the Internet about new or changing product content, and then source and procure the required components. These products are used by supply chain participants such as original equipment manufacturers, electronic manufacturing services providers and customers and suppliers who are connected in outsourced supply chains or who manage multi-site engineering, manufacturing, sales and distributions via the Internet.

     The following table sets forth selected consolidated financial information for Agile Software Corporation. The selected historical statement of operations data for the fiscal years ended April 30, 2000 and 2001 and the selected historical balance sheet data as of April 30, 2000 and 2001 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2001 that have been audited by PricewaterhouseCoopers LLP, independent auditors. The selected historical statement of operations data for the three months ended July 31, 2000 and 2001 and the selected historical balance sheet data as of July 31, 2001 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended July 31, 2001. The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have presented the following data in thousands, except per share data.

                                                Fiscal Years Ended April 30,        Three Months Ended July 31,
                                                ----------------------------        ---------------------------
                                                   2001              2000              2001             2000
                                                ----------        ----------        ----------       ----------
Consolidated Statement of Operations
 Data (1):
Revenues:
  License ..................................    $   64,978        $   21,463        $   16,007       $   11,450
  Professional services ....................         9,182             4,787             2,187            2,036
  Maintenance ..............................        12,899             5,948             5,131            2,282
                                                ----------        ----------        ----------       ----------
      Total revenues .......................        87,059            32,198            23,325           15,768
                                                ----------        ----------        ----------       ----------
Cost of revenues:
  License ..................................         3,830             1,451               962              557
  Professional services ....................         6,986             3,718             2,477            1,597
  Maintenance ..............................         4,875             2,510             1,228              888
  Stock compensation .......................           663               562                27              202
                                                ----------        ----------        ----------       ----------
      Total cost of revenues ...............        16,345             8,241             4,694            3,244
                                                ----------        ----------        ----------       ----------
Gross profit ...............................        70,705            23,957            18,631           12,524
                                                ----------        ----------        ----------       ----------
Operating expenses:
  Sales and marketing:
   Other sales and marketing ...............        61,951            26,657            15,068           12,936
   Stock compensation ......................         7,294             5,820               435            2,065
  Research and development:
   Other research and development ..........        26,451             9,411             8,348            4,801
   Stock compensation ......................         4,346             3,281               138            1,229
  General and administrative:
   Other general and administration ........         6,255             3,411             2,200            1,425
   Stock compensation ......................         3,749             2,182              (186)             920
  Amortization of goodwill and other
   intangible assets .......................        35,974            14,911               189            9,067
  Acquired in-process technology ...........            --             1,300                --               --
  Impairment of goodwill and other
   intangible assets .......................        55,224                --                --               --
  Merger related expenses (benefits) .......         4,985                --              (835)              --
                                                ----------        ----------        ----------       ----------
      Total operating expenses .............       206,229            66,973            25,357           32,443
                                                ----------        ----------        ----------       ----------
  Loss from operations .....................      (135,524)          (43,016)           (6,726)         (19,919)
  Interest and other income ................        18,938             8,554             3,356            5,026
  Impairment of equity .....................        (8,561)               --            (1,446)              --
  Interest expense .........................           189              (731)              (97)             (54)
                                                ----------        ----------        ----------       ----------
  Loss before income taxes .................      (125,336)          (35,193)           (4,913)         (14,947)
  Provision for income taxes ...............            --                --               107               --
                                                ----------        ----------        ----------       ----------
  Net loss .................................    $ (125,336)       $  (35,193)       $   (5,020)      $  (14,947)
                                                ==========        ==========        ==========       ==========
  Net loss per share:
    Basic and diluted ......................    $    (2.74)       $    (1.14)       $     (.11)      $     (.33)
                                                ==========        ==========        ==========       ==========
    Weighted average shares (2) ............        45,703            30,967            46,790           44,894
                                                ==========        ==========        ==========       ==========

                                                       As of April 30,
                                                ----------------------------        As of July 31,
                                                   2001              2000               2001
                                                ----------        ----------        -------------
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
 investments ...............................    $  300,525        $  299,875        $     291,237
Working capital.............................       293,839           294,251              290,139
Total current assets .......................       335,256           311,391              321,081
Total non-current assets ...................        19,935           119,410               20,322
Total assets ...............................       355,191           430,801              341,403
Total current liabilities ..................        41,417            17,140               30,942
Total long-term obligations ................           134             1,015                   54
Total stockholders' equity .................       313,640           412,646              310,407


------------
(1) the consolidated statement of operations data reflects reclassifications to allocate the non-cash stock compensation related to the issuance of stock options from a single-line item presentation within operating expenses to the individual amounts related to cost of revenues, sales and marketing, research and development, and general administration expenses.

(2)  Reflects the two-for-one stock split effective March 2000.


                                                Fiscal Years Ended April 30,        Three Months Ended July 31,
                                                ----------------------------        ----------------------------
                                                   2001              2000              2001              2000
                                                ----------        ----------        ----------        ----------
Book value per Share                             $   6.60          $  8.88           $   6.50          $   8.67


                                                Fiscal Years Ended April 30,        Three Months Ended July 31,
                                                ----------------------------        ----------------------------
                                                   2001              2000              2001              2000
                                                ----------        ----------        ----------        ----------
Ratio of earnings to fixed charges                (0.2)%             (0.9)%            (1.7)%            (0.3)%

         The financial information included in our annual report on Form 10-K for the fiscal year ended April 30, 2001, together with our quarterly reports on Form 10-Q for the three months ended July 31, 2001, are incorporated herein by reference. See "Additional Information" in Section 23 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Please see our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on August 20, 2001, for information concerning the amount of our securities beneficially owned by our executive officers and directors as of July 31, 2001. As of October 17, 2001, our executive officers and directors (nine (9) persons) as a group beneficially own options outstanding under our 1995 Plan to purchase a total of 1,978,600 of our shares of common stock, which represent approximately 42% of the shares subject to all options outstanding under the 1995 Plan as of that date. Directors and executive officers, as a group, beneficially own options outstanding under our 2000 Plan to purchase 499,273 shares of our common stock, which represents approximately 4.4% of the shares subject to all options outstanding under the 2000 Plan as of that date. Directors and executive officers, as a group, beneficially owned options outstanding under all of our stock plans to purchase a total of 2,478,323 of our shares, which represented approximately 16% of the shares subject to all options outstanding under the Option Plans as of that date. These options to purchase our shares owned by officers are eligible to be tendered in the offer, although options owned by directors are not eligible to be tendered in this offer.

     The following table sets forth information, as of October 17, 2001, with respect to the ownership of options to purchase our common stock by each director, each of our executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total 16,007,534 outstanding stock options as of October 8, 2001.

                                             Percentage of Total
              Name                              Options Owned         Options Outstanding
Bryan D. Stolle .........................             7.2%               1,148,100
D. Kenneth Coulter ......................             2.9%                 470,000
Gregory G. Schott .......................             1.5%                 235,500
Richard J. Browne .......................               *                   69,723
Joseph Hage .............................             1.2%                 185,000
William Jamaca ..........................             1.8%                 295,000
Klaus-Dieter Laidig .....................               *                   25,000
James L. Patterson.......................               *                   50,000
Nancy J. Schoendorf .....................               *                        0
All 9 directors and executive directors
as a group ..............................            15.5%               2,478,232

* Represents ownership of less than 1% of options outstanding.

     Our executive officers are eligible to participate in this offer. Our directors are not eligible to participate in this offer.

     The following is a transactions list of the stock and stock option involving our executive officers and directors during the 60 days prior to and including October 18, 2001:

     . On August 31, 2001, Mr. D. Kenneth Coulter purchased 2,000 shares of our common stock through our Employee Stock Purchase Plan at a price of $8.50 per share. On September 28, 2001, Mr. Coulter exercised options to purchase 30,000 shares of our common stock and sold such shares to the public at a price of $8.9517 per share and sold 2,380 shares of common stock at a price of $9.04 per share.

     . On August 31, 2001, Mr. Joseph Hage purchased 970 shares of our common stock through our Employee Stock Purchase Plan at a price of $8.50 per share.

     . On August 31, 2001, Mr. William R. Jamaca purchased 309 shares of our common stock through our Employee Stock Purchase Plan at a price of $8.50 per share.

     . On August 31, 2001, Mr. Gregory G. Schott purchased 1,267 shares of our common stock through our Employee Stock Purchase Plan at a price of $8.50 per share.

     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to October 18, 2001 by Agile or, to our knowledge, by any executive officer, director or affiliate of Agile.

12. Status of Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

     Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of New Options under the respective option plan pursuant to which they were originally granted, except for shares originally granted under the DMI Plan, which will simply be cancelled and will not return to the pool. To the extent these shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense for financial reporting purposes, as determined under generally accepted accounting principles, solely as a result of the transactions contemplated by the offer because:

     . an eligible employee who tenders any option for exchange must tender all options granted to that employee during the six month period prior to the option cancellation date;

     . we will not grant any New Options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

     . the exercise price of all New Options will at least equal the market value of the shares of common stock on the date we grant the New Options.

     We may incur compensation expense, however, if we grant any options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the Eligible Options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the options holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

13.  Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7.

     If we are prohibited by applicable laws or regulations from granting New Options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, when we currently expect to grant the New Options, and continuing thereafter, we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any New Options and you will not receive any other consideration for the options you tendered.

14.  Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who exchange outstanding options for New Options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     If you exchange incentive stock options and those options are accepted by us, the New Options will not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options. Following is a comparison of the U.S. federal income tax treatment of incentive stock options and nonstatutory stock options (also referred to as nonqualified stock options).

     Federal Income Tax Treatment of Incentive Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income for regular tax purposes upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares purchased, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the shares. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     . more than two years after the date the incentive stock option was granted, and

     . more than one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of those shares will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income to the option holder at the time of the disposition. Any gain in excess of that amount will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. If a loss is recognized, the option holder will have no ordinary income as a result of the disqualifying disposition, and the loss will be a capital loss.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, if you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options.

     If you tender incentive stock options and those options are accepted for exchange, the New Options that you are granted will not qualify as incentive stock options. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding "Federal Income Tax Treatment of Nonstatutory Stock Options," because your New Options will not be incentive stock options and may be subject to different tax treatment than your Eligible Options.

     Federal Income Tax Treatment of Nonstatutory Stock Options.

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises a nonstatutory stock option, the difference between the exercise price of the shares purchased and their fair market value on the date of exercise will be treated as compensation taxable as ordinary income to the option holder.

     We will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder if we comply with eligible reporting requirements.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonstatutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term if you held the shares for more than one year following exercise of the option.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15.  Material Tax Consequences for Employees Who are Tax Residents in Canada.

     The following is a general summary of the material Canadian federal income tax consequences of the exchange of options under the offer for Canadian tax residents. This discussion is based on the Canadian tax laws as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     If you are a resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

     Exchange of Options and Grant of New Options.

     We believe that Canadian residents who participate in the exchange of options will not be subject to Canadian federal income tax on the exchange of the options, and we do not believe that there will be a tax liability solely as the result of your tender of Eligible Options or Required Options for replacement with New Options. We do not believe that you will be subject to tax upon grant of the New Options.

     Exercise of New Options.

     Subject to the deferral provisions discussed below, you will recognize taxable income upon exercise of the New Option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. Canadian resident option holders may defer Canadian taxation on the income from the new option until the earlier of the time that the option holder sells the shares purchased on exercise, dies or becomes a non-resident of Canada. To be eligible for the deferral, the option holder must file an election. The deferral applies to the first C$100,000 worth of options that are granted to the employee and that vest in the employee, in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the underlying shares subject to the option at the time the option was granted. This deferral applies to options exercised after February 27, 2000.

     Sale of Shares.

     When the option holder sells the shares, assuming the option holder has elected to defer up to C$100,000 as described above, the option holder will be taxed at their marginal rate on one-half of the income from the exercise of the new option. The option holder also will be subject to Canadian capital gains tax in an amount equal to one-half of the difference between the sale price and the fair market value on the date of exercise (less any brokerage fees).

     Dividends.

     If you acquire shares upon exercise, you may be entitled to receive dividends. You will be subject to income tax rate on any dividends paid on the shares of Agile. You may be entitled to a foreign tax credit equal to the amount of the dividend for United States federal tax withheld at source.

     Withholding and Reporting.

     You must report the taxable employee benefits where applicable, capital gains, and dividend receipts, if applicable, in your annual income tax return. For every year that you have a balance of deferred stock option benefits outstanding, you must file the required forms with the Canada Customs and Revenue Agency together with your annual tax return.

     We recommend that all Canadian resident option holders consult their own tax advisors with respect to the Canadian Federal and Provincial tax consequences of participating in the offer.

16.  Material Tax Consequences for Employees Who are Tax Residents in France.

     The following is a general summary of the income and social insurance tax consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

     Exchange of Options and Grant of New Options.

     We do not believe that there will be a tax liability solely as the result of your tender of Eligible Options or Required Options for replacement with New Options. We do not believe that you will be subject to tax when the New Options are granted to you under the 2000 Plan.

     Exercise of New Options.

     When you exercise your New Options, you will not be subject to French income tax or and social taxes.

     Sale of Shares.

     The income and social tax consequences of the sale of the shares will be determined based on the date of the sale calculated from the date of the grant of the New Option and the amount of gain realized between the option exercise price and the sale price of the shares.

     If the shares are sold within four years from the date of grant of the New Option, the amount of the gain (i.e., the difference between the option price and the sale price) will be subject to the following tax consequences:

     . the gain is subject to income tax at your marginal rate for the year in which the sale occurs;

     . the gain is subject to employee social security charges which will be withheld by the Company;

     . the gain is subject to CSG and CRDS taxes which will be withheld by the Company;

     .    the gain is not subject to the 2% social tax.

     If the shares are sold during the fifth or sixth year from the date of the grant of the option, the amount of the gain (i.e., the difference between the option price and the sale price) will be subject to the following tax consequences:

     . the gain up to FF 1,000,000 is subject to income tax at a rate of 30%, and the excess amount over FF 1,000,000 is subject to income tax at a rate of 40%, for the year in which the sale occurs;

     .    the gain is not subject to employee social security charges;

     .    the gain is subject to CSG and CRDS taxes;

     .    the gain is subject to the 2% social tax;

     . the total tax burden is 40% and 50% corresponding to the amount of gain.

     If the shares are sold after the sixth year from the date of grant of the option, the amount of gain (i.e., the difference between the option price and the sale price) will be subject to the following tax consequences:

     . the gain up to FF 1,000,000 is subject to income tax at a rate of 16% and the excess amount over FF 1,000,000 is subject to income tax at a rate of 30% for the year in which the sale occurs;

     .    the gain is not subject to employee social security charges;

     .    the gain is subject to CSG and CRDS taxes;

     .    the gain is subject to the 2% social tax;

     . the total tax burden is 26% and 40% corresponding to the amount of gain.

         Dividends.

         If you exercise your New Options to purchase shares, you may be entitled to receive dividends. Any dividends paid on Agile shares will be subject to tax in France and withholding in the United States. You may be entitled to receive a tax credit against the French tax payable equal to the United States federal tax withheld at source.

         Withholding and Reporting.

         Your employer is not required to withhold income taxes but is required to withhold and remit social taxes if you sell the shares purchased under your New Options within four years from the date of the grant of the New Options.

         You may hold shares purchased under the 2000 Plan outside of France provided that you declare all foreign accounts (both those currently open and those closed during the tax year) on a specific form in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of cash or securities is equal to or exceeds FF 50,000.

         Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

17.      Material Tax Consequences for Employees Who are Tax Residents in
         Germany.

         The following is a general summary of the tax consequences of the exchange of options under the offer for German tax residents. This discussion is based on German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, this summary does not replace the advice only your personal tax advisor may give you.

         If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

         Exchange of Options and Grant of New Options.

         We do not believe that there will be a tax liability solely as the result of your tender of Eligible Options or Required Options for replacement with New Options. We do not believe that you will be subject to tax when the New Options are granted to you under the 2000 Plan.

         Exercise of New Options.

         When you exercise your New Options, you will be subject to ordinary income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be taxable compensation to you. The difference may also be subject to social insurance contributions if and to the extent to which your income in the month during which you exercise your New Options is below the relevant social security contribution limits.

         Sale of Shares.

         When you sell the shares, you will not be subject to tax on any additional gain provided that: (i) you have held the stock for more than 12 months; (ii) you have not, during the last five years, held 1% or more of the stated capital of Agile; and (iii) the stock is not held as a business asset. Consequently, you normally will not be subject to tax at the time of sale on the additional gains if you hold the shares for more than 12 months. If tax is due, it is payable on the difference between what you receive from the sale and your adjusted base cost. (Effective 1 January 2002, only 50% of such gain will be subject to tax.) Your adjusted base cost is based on the exercise price, plus any taxable benefit you were deemed to have earned because of the exercise and on which you already paid tax at exercise.

         Dividends.

         If you exercise your New Options and purchase shares, you may be entitled to receive dividends. Any dividends paid on Agile shares will be subject to income tax in Germany and withholding tax in the United States. However, only 50% of the value of the dividend distributed is subject to tax in Germany. You must report such dividends on your annual tax return. The U.S. Federal withholding tax will be credited against your German tax due on the dividends, to the extent that you are not entitled to a (partial) refund of U.S. Federal withholding tax under the U.S.-German Tax Treaty.

         Withholding and Reporting.

         Under current laws, withholding and reporting for income tax and social insurance are required when you exercise your options. You have the duty to supply all information to your employer needed to determine the amount of wages tax to be withheld by the employer, such as the number of options exercised, date of exercise, the exercise price and the fair market value of the stock at exercise date. Your employer will withhold income tax and social insurance contributions from your wages at the time you exercise your option to the extent your wages are below the social security contribution limits. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

         You must report cross-border payments in excess of EURO12,500 monthly. This reporting is normally accomplished through the German bank involved in the transaction, but you are responsible for making sure the report is filed. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of DM3,000,000 on a monthly basis. Finally, you must report on an annual basis your participation in Agile in the event that it exceeds 10% of the total of the voting capital.

         Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

18.      Material Tax Consequences for Employees Who are Tax Residents in Japan.

         The following is a general summary of the tax consequences of the exchange of options under the offer for Japanese tax residents. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of options holders. Accordingly, we recommend that you consult your own tax advisor with respect to the Japanese and foreign tax consequences of participating in the offer.

         If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

         Exchange of Options and Grant of New Options.

         We do not believe that there will be a tax liability solely as a result of your tender of Eligible Options or Required Options for replacement with New Options; however, the tax laws in this area are not certain and so we cannot predict the tax consequences with certainty. We do not believe that you will be subject to tax when the New Options are granted to you.

         Exercise of New Options.

         When you exercise your New Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

         Sale of Shares.

         When you sell the shares you purchased under the 2000 Plan, you will be subject to tax on any gain on the subsequent sale of the shares at a flat rate of 26% (i.e., 20% national income tax and a 6% local inhabitants tax). If you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form, you may elect to have the broker withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of the shares. The deemed gain will only be subject to the 20% national income tax; the 6% local inhabitants tax would not apply. Please note that, although this 1.05% taxation method was schedule to be abolished as of 1 April 2001 under the 2000 tax legislation, the abolishment has been postponed to 31 March 2003.

         Dividends.

         If you exercise your New Options to purchase shares, you may be entitled to receive dividends. If the dividend payments are made through a Japanese paying agent, Japanese withholding tax will be imposed on the dividend amount net of the foreign withholding tax which will be payable in the United States.

         Withholding and Reporting.

         A foreign tax credit and domestic withholding tax credit will be allowed if you are a Japanese resident taxpayer and if you choose the aggregate taxation method (Sogo Kazei) on such dividend income. If you choose the separate taxation method (Bunri Kazei), no tax credits will be allowed.

         Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is not, as a rule, required to withhold income tax or social security contributions when you exercise your options, as long as the employer is not directly involved in the operation (i.e., payment of income) or costs of the 2000 Plan. It is your responsibility to report and pay any taxes resulting from your participation in the 2000 Plan.

         If you intend to acquire shares whose value exceeds Y100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days from the purchase of the shares (provided, however, if you acquire such shares through a security company in Japan, such requirement will not be imposed). Please not that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

         Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

19.      Material Tax Consequences for Employees who are Tax Residents in
         Taiwan.

         The following is a general summary of the tax consequences of the exchange of options under the offer for tax residents of Taiwan. This discussion is based on Taiwanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of options holders. Accordingly, we recommend that you consult your own tax advisor with respect to the Taiwanese and foreign tax consequences of participating in the offer.

         If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

         Exchange of Options and Grant of New Options.

         We do not believe that there will be a tax liability solely as the result of your tender of Eligible Options or Required Options for replacement with New Options. We do not believe that you will be subject to tax when the New Options are granted to you under the 2000 Plan.

         Exercise of New Options.

         We do not believe that you will be subject to tax when you exercise your New Option unless your employer (a subsidiary of Agile) reimburses Agile for the spread on the exercise of the New Options under the 2000 Plan. In this case, you will be taxed at your marginal income tax rate on the difference between the fair market value of the underlying shares at exercise and the exercise price (i.e., the price you pay in order to exercise the option). However, this is still an unanswered question under Taiwan's tax laws and accordingly, some uncertainty remains.

         Sale of Shares.

         We do not believe that you will be subject to tax when you sell the shares that you acquire under the 2000 Plan.

         Dividends.

         If you exercise your options to purchase shares, you may be entitled to receive dividends. Any dividends paid on Agile shares will not be subject to tax in Taiwan, but will be subject to withholding tax in the United States.

         Withholding and Reporting.

         Your employer will be required to withhold all income taxes if your employer reimburses Agile for the spread on the exercise of the New Options under the 2000 Plan. However, you will be responsible for paying any difference between the actual tax liability and the amount withheld.

         Generally, no exchange control restrictions will apply in respect of your participation in the 2000 Plan unless the aggregate value of all of your foreign currency transactions exceed US$5 million per year.

         Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

20. Material Tax Consequences for Employees who are Tax Residents in the United Kingdom.

         The following is a general summary of the income tax and National Insurance Contributions ("NICs") consequences of the exchange of options pursuant to the offer for U.K. tax residents. This discussion is based on the U.K. tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their options to meet with their own tax advisors.

         If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

         Exchange of Options.

         We do not believe that there will be a tax liability solely as a result of your tender of Eligible Options or Required Options for replacement with New Options. We do not believe that you will be subject to tax when the New Options are granted to you under the 2000 Plan.

         Grant of New Options and Exercise of Options.

         The original options granted to you by Agile were granted under a stock option plan that has not been approved by Inland Revenue and any New Options granted to you will be granted under a non-approved stock option scheme. Consequently, you will be subject to income tax when you exercise your New Options on the difference between the fair market value of the underlying shares on the date of exercise and the exercise price (i.e., the "spread"). You will also be liable to pay employees' NICs on the spread at exercise if your earnings do not already exceed the maximum limit for NIC purposes. The maximum limit is pounds sterling 29,900 per year for the U.K. tax year 6 April 2001 to 5 April 2002.

         To the extent that your Eligible Options were granted before 6 April 1999 and therefore not subject to NICs, you should be aware that any New Options that may be granted to you will be subject to NICs. In addition, new legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into a joint election with each employee providing that the employee will meet the employer's NIC liability in such circumstances. The employer's NIC liability is currently equal to 11.9% of the spread upon the exercise of any New Options. If you choose to exchange your Eligible Options for New Options, you may be required to agree to absorb your employer's NIC liability on the exercise of the New Options and to enter into a joint election which will provide that you will pay any NIC liability arising on the exercise of the New Options that may be granted to you. It is our understanding that you will be entitled to deduct the employer's portion of the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the New Options. If you do not enter into a joint election once the form of election is approved by the Inland Revenue, your New Option shall become null and void without any liability to Agile and/or any of our subsidiaries and may not be exercised. You should take these factors into consideration when deciding whether to tender your Eligible Options for exchange.

         Sale of Shares.

         When you sell your shares, you may (subject to your personal circumstances) be subject to capital gains tax. The tax is due on the amount (if any) by which the sales proceeds exceed the fair market value of the shares on the date on which you exercise your New Options. Any capital gains tax you may owe is subject to an annual personal exemption (currently pounds sterling 7,5000 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief which is calculated with reference to the period of time during which you held the shares of Agile following exercise of your options.

         Dividends.

         If you acquire shares upon exercise, you may be entitled to receive dividends. Any dividends paid on Agile shares will be subject to income tax in the U.K. and withholding tax in the U.S. You may be entitled to a foreign tax credit for United States federal tax withheld at source. You must report any dividends you receive on your annual U.K. tax return.

         Withholding and Reporting.

         Your employer is required to arrange for the payment of income tax and NICs on the spread at exercise or to withhold funds on account of income tax and NICs on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise, and to remit such amounts to the U.K. Inland Revenue on your behalf. Your employer will also report the details of any option grant and exercise on its annual U.K. Inland Revenue tax return.

         In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your New Options and from the sale or disposal of shares, together with details of dividend income, to the Inland Revenue on your personal U.K. Inland Revenue tax return.

         You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividends.

         Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the offer.

21.      Extension of Offer; Termination; Amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than November 19, 2001, 9:00 a.m. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

         . we increase or decrease the amount of consideration offered for the options;

         . we decrease the number of options eligible to be tendered in the offer; or

         . we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 20, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

22.      Fees and Expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

23.      Additional Information.

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         1. our annual report on Form 10-K for our fiscal year ended April 30, 2001, filed with the SEC on July 25, 2001;

         2. our quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2001, filed with the SEC on September 14, 2001;

         3. our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on August 20, 2001;

         4. our Form S-8 registration statements (registering shares to be issued under the 2000 Nonstatutory Stock Option Plan, the 1995 Stock Option Plan and the Digital Market, Inc. 1995 Stock Plan) filed with the Securities and Exchange Commission on December 17, 1999, April 21, 2000, November 22, 2000, and June 14, 2001 (file numbers 333-93037, 333-35416, 333-50528, and 333-63010,
              respectively); and

         5. the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 17, 1999 (file number 000-27071).

         The SEC File Number for these filings is 000-27071 other than the registration statements on Form S-8. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

            450 Fifth Street, N.W.                     500 West Madison Street
                   Room 1024                                 Suite 1400
            Washington, D.C. 20549                     Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "AGIL" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Agile Software Corporation, One Almaden Boulevard, 12/th/ Floor, San Jose, CA 95113, or telephoning us at (408) 975-3900 between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Agile should be read together with the information contained in the documents to which we have referred you.

24.  Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Agile or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on July 25, 2001 and our quarterly report on Form 10-Q filed on September 14, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     . our limited operating history and the limited operating history of the companies we have acquired make it difficult to evaluate our business and prospects;

     . our quarterly operating results are subject to fluctuations and difficult to predict, which may affect the price of our common stock;

     . the success of our business depends on our key personnel, whose knowledge and technical expertise would be difficult to replace;

     . the competition for qualified personnel could affect our ability to recruit or retain necessary personnel to develop or sell our products;

     . our anticipated revenues might be harmed if the introduction and customer acceptance of Agile Anywhere, Agile Buyer or any upgrades or enhancements is unsuccessful;

     . the market for our products is newly emerging and customers may not accept our products;

     . our revenues may be harmed if general economic conditions continue to worsen;

     . we may experience difficulties in introducing new products and upgrades, which could result in loss of sales, delays in market acceptance of our products or customer dissatisfaction;

     . our products may not be compatible with all platforms that are currently popular, which could inhibit sales;

     . our variable sales cycle makes it difficult to predict when or if sales will be made;

     . the acquisition of Digital Market, and any future acquisitions, may be difficult to integrate and may disrupt our business, dilute stockholder value or divert management attention;

     . defects in our software products could diminish demand for our products;

     . if we becomes subject to products liability litigation, it could be time consuming and costly to defend;

     . we depend on licensed technology and the loss or inability to maintain these technology licenses could result in increased cost or delays in sales of our products;

     . if we are unable to protect our intellectual property we may lose a valuable asset, experience reduced market share or incur costly litigation to protect our rights;

     . in order to manage our growth and expansion, we will need to improve and implement new systems, procedures and controls; and

     . competition among providers of products similar to ours may increase, which could cause us to reduce prices, harm our ability to sell products and reduce our market share.

     For a complete description of these risks, please see the SEC filings referred to in Section 23 of this Offer to Exchange, entitled "Additional Information," above.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM BRYAN D. STOLLE DATED OCTOBER 18, 2001, THE ELECTION FORM AND THE CHANGE OF ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Agile Software Corporation                           October 18, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                EXECUTIVE OFFICERS OF AGILE SOFTWARE CORPORATION

     The directors and executive officers of Agile Software Corporation and their positions and offices as of October 17, 2001, are set forth in the following table:

     Name                                                    Position
     ----                                                    --------
     Bryan D. Stolle ................   Chairman of the Board, Chief Executive Officer, President and Director
     D. Kenneth Coulter .............   Senior Vice President, Worldwide Field Operations
     Gregory G. Schott ..............   Senior Vice President, Marketing and Corporate Development
     Richard J. Browne ..............   Interim Chief Financial Officer and Secretary
     Joe Hage .......................   Vice President, Product Development
     William R. Jamaca ..............   Vice President, Support and Hosting
     Klaus-Dieter Laidig ............   Director
     James L. Patterson .............   Director
     Nancy J. Schoendorf ............   Director

     The address of each director and executive officer is: c/o Agile Software Corporation, One Almaden Boulevard, 12th Floor, San Jose, CA 95113.

     Executive officers are those persons defined as "officers" for purposes of
Section 16(b) of the Securities Exchange Act of 1934, as amended.